[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December 20, 2006

Morgan Stanley U.S. Government Securities Trust
1221 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:

We have acted as counsel for Morgan Stanley U.S. Government Securities Trust, a Massachusetts business trust (‘‘Government Securities’’), in connection with the proposed acquisition by Government Securities of substantially all of the assets and the assumption of certain stated liabilities of Morgan Stanley Government Income Trust, a Massachusetts business trust (‘‘Government Income’’), pursuant to an Agreement and Plan of Reorganization dated as of December 1, 2006 (the ‘‘Reorganization Agreement’’) in exchange solely for an equal aggregate value of Class D shares of beneficial interest of Government Securities to be distributed thereafter to shareholders of Government Income (the ‘‘Reorganization’’). This opinion is furnished in connection with Government Securities’ Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the ‘‘Registration Statement’’), relating to the Class D shares of Government Securities, with a par value of $0.01 per share (the ‘‘Shares’’), to be issued in the Reorganization.

We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purpose of this opinion. As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Dechert LLP, dated December 20, 2006.

Based upon the foregoing, we are of the opinion that subsequent to the approval by the shareholders of Government Income of the Reorganization Agreement, set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the ‘‘Proxy Statement and Prospectus’’), the Shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable (except for the potential liability of shareholder described in Government Securities’ Statement of Additional Information under the caption ‘‘Capital Stock and Other Securities’’).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Clifford Chance US LLP